EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Cathy Baradell	Carol Eichinger
	Richards/Gravelle	Home Interiors & Gifts
	214-891-2934	972-695-1269
	cathy_baradell@richards.com	ceichinger@homeinteriors.com

KEITH KRZEMINSKI APPOINTED CFO OF HOME INTERIORS & GIFTS, INC.

CARROLLTON, TX (JUNE 20, 2005) — Home Interiors & Gifts announces the appointment of Keith Krzeminski, age 43, as its senior vice president of finance and CFO, which was effective June 20, 2005.

     “We are thrilled to have Keith join the Home Interiors team,” said Mike Lohner, CEO and president of Home Interiors & Gifts. “He brings a comprehensive background in financial analysis and a reputation for providing quick and accurate solutions to complex issues. Equally important, we know Keith will uphold the company’s strong core values.”

     As CFO of Home Interiors & Gifts, Krzeminski will direct the financial planning and accounting practices, as well as Home Interiors’ relationship with lending institutions, shareholders and the financial community. Reporting to him will also be the company’s legal department.

     Prior to his CFO appointment, Krzeminski held various positions with Electronic Data Systems Corporation (EDS). Among his roles with EDS, he served as vice president, planning and financial analysis, CFO for the EDS PLM Solutions subsidiary and chief accounting officer. Krzeminski holds a bachelor of science degree in business administration from Indiana University of Pennsylvania and is a C.P.A.

About Home Interiors & Gifts
Home Interiors & Gifts, Inc., is a member of the Direct Selling Association and markets exclusive home decorative products through non-employee, independent decorating consultants in the United States, Puerto Rico, Mexico and Canada. Founded in 1957, the Dallas-based company reported sales of more than $550 million in 2004. Home Interiors & Gifts’ premium brands include Thomas Kinkade®, Boehm at Home™ and the Better Homes and Gardens Collection®. For more information, please visit Home Interiors on the Web at www.homeinteriors.com.

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